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                                                                   Exhibit 10.13


                                                        [TRANSLATED FROM HEBREW]


                          ASIC TRANSMITTER DEVELOPMENT,
                         DESIGN AND PRODUCTION AGREEMENT

                 Made in Yoqneam this 13th day of December 1998


BETWEEN:          GIVEN IMAGING LTD.

                  of PO Box 258, Yokneam Elite 20692

                  (hereinafter referred to as "Given Imaging")

                                                                 OF THE ONE PART

AND:              ASICOM TECHNOLOGIES LTD

                  of Matam Industrial Park, Haifa 31905

                  (hereinafter referred to as "Asicom")

                                                               OF THE OTHER PART

WHEREAS Given Imaging has know-how, expertise and experience in a single-use, disposable, ingestible capsule and wishes to order the development, design and manufacture of an ASIC transmitter (hereinafter referred to as "the Product") in accordance with the specification annexed hereto as an integral part hereof and marked Appendix "A" (hereinafter referred to as "the Specification");

AND WHEREAS       Asicom has the know-how, expertise, experience, manpower and ability to develop and design the Product as required by the Specification and it has submitted to Given Imaging Ltd a price quotation for the development, design and manufacture of ASIC, which is numbered 980058 and annexed hereto as Appendix
                  "B".

NOW THEREFORE IT IS WARRANTED, PROVIDED AND AGREED BETWEEN THE PARTIES AS
FOLLOWS:
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1.       RECITALS, APPENDICES AND HEADINGS

         1.1 Given Imaging Ltd orders from Asicom the development and manufacture of ASIC components in accordance with the Specification (Appendix "A"), the price quotation in Appendix "B" and the provisions of this agreement.

         1.2 The recitals hereto, including all the warranties contained therein, constitute an integral part hereof.

         1.3        The appendices hereto constitute an integral part hereof.

         1.4 The headings are solely for the sake of convenience and shall not be applied for interpretation purposes.

         1.5 In the event of a discrepancy between the provisions of this agreement and previous, written and/or oral arrangements between the parties, the provisions of this agreement shall prevail.

         1.6 In the event of a discrepancy between the provisions of this agreement and the price quotation (Appendix "B"), the price quotation shall prevail.

2.       DETAILS OF IMPLEMENTATION

         The performance details are set out in the Specification: (Appendix "A") and in this agreement shall be done pursuant to them. Given Imaging Ltd reserves the right to alter particulars in the course of development as necessary. Alterations shall be made subject to the provisions in Appendix "B" (the price quotation).

3.       THE CONSIDERATION AND PAYMENT DATES

         3.1 For the Product's development and design Given Imaging Ltd undertakes to pay Asicom $ * , plus an incentive of $ * subject to meeting the targets, as set out in the price quotation (Appendix "B").

         3.2 The payment shall be made in accordance with the work's progress, as certified in writing by Given Imaging Ltd's authorised representative, Dr.

----------
* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

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                    Arkadi Glukhovski, and it shall be made against a tax
                    invoice on 30 day payment terms.

                    Details of the work that is to be executed for each milestone and the dates for its completion are set out in Appendix "B" (the price quotation).

         3.3 Asicom warrants that none of its activity that is being performed subject to this agreement is supported by any government entity. Given Imaging Ltd may exercise its entitlement to support from the Chief Scientist in its discretion and in accordance with its legal rights.

4. The parties shall cooperate in the course of the work's progress. Asicom shall permit Given Imaging Ltd's personnel to inspect the documents relating to the work's performance and to review the course thereof and Asicom's compliance with the specifications, all by prior arrangement between the parties.

         4.1 An alteration to the specification that requires additional work shall be charged at $ * per hour, including alterations that derive from discrepancies within the Specification.

         4.2 Design alterations due to Asicom's errors - without consideration.

5.       DESIGN CORRECTIONS

         Asicom undertakes to make corrections that are required during the course of the development and warranty period. The design corrections shall be dealt with by Asicom within a reasonable time, with the proposed technical solution to the problems presented by Given Imaging Ltd shall be submitted within the shortest possible time. The cost of the corrections - in accordance with clauses A and B.

6.       WARRANTY FOR THE DESIGN

         Asicom undertakes that its warranty for faulty design will endure for 12 months from the date of the project's completion. During that period Asicom shall make design changes, as necessary and at Given Imaging Ltd's request, without further consideration for the design or the change.

7.       CONFIDENTIALITY



----------
* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

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         The parties undertake to keep confidential all information that comes to their knowledge from the other party hereto. Such information shall be regarded as belonging to its owner and the other party undertakes to keep it confidential and prevent its being brought to the knowledge of any third party. The parties shall sign a confidentiality undertaking, which shall be annexed hereto as Appendix "C" and constitute an integral part hereof. The confidentiality document shall also be signed by the employees who are engaged in the project. Confidentiality shall not apply if the information was in the public domain and/or comes to the knowledge of the other party through a party who was entitled to do so.

8.       ASSIGNMENT OF RIGHTS

         8.1 Asicom may not assign and/or transfer all or any of its rights under this agreement, directly or indirectly, save for work to sub-contractors, which work shall be agreed in writing between the parties.

         8.2 An "Assignment of Rights" letter is annexed hereto (Appendix "D"). Given Imaging Ltd may only use the said document if Asicom cannot meet the delivery of the products in accordance with procurement orders.

9.       TERMINATION OF AGREEMENT

         9.1 Subject as provided below, this agreement is in force until completion of all the obligations of the parties that derive herefrom, save for clause 15.

         9.2 Given Imaging Ltd reserves the right to terminate the project in the course of development for any cause without compensation. The aforegoing shall not prejudice Given Imaging Ltd's duty to bear the defined payments for those milestones that have been completed by the project's cancellation.

         9.3 Given Imaging Ltd shall be entitled to receive all the know-how and technology relevant to the project that is in Asicom's possession solely in the development stage, on the fulfilment of either of the following conditions:

                    9.3.1 Asicom ceases work on the project for 30 days or more (unless the stoppage derives from Given Imaging Ltd's failure to meet the payments or its other obligations);

                    9.3.2       Asicom's inability to complete the development.

10.      MODIFICATIONS TO THE AGREEMENT

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         Any modification to this agreement shall only be effective if made in writing and signed by both parties.

11.      MASTER AND SERVANT RELATIONSHIP

         It is hereby agreed and declared that Asicom shall perform its duties pursuant to this agreement as an independent contractor and this agreement does not create an employer-employee relationship between Given Imaging Ltd and Asicom and/or any of its employees and it does not grant them any right to severance pay or other social benefits.

12.      INSURANCE

         Asicom warrants that it is covered by third party liability insurance and employers' insurance and that the said insurance applies to the work involved in this agreement. It is agreed that Given Imaging Ltd and its employees are also INTER ALIA deemed a third party for the purpose of the said insurance when visiting Asicom.

         Given Imaging Ltd warrants that it is covered by third party liability insurance and employers' insurance and that the said insurance applies to the work involved in this agreement. It is agreed that Asicom and its employees are also INTER ALIA deemed a third party for the purpose of the said insurance when visiting Given Imaging Ltd.

13.      RIGHTS IN THE DEVELOPMENT RESULTS

         13.1       THE DEVELOPMENT RESULTS

                    13.1.1 Given Imaging Ltd has the whole and exclusive right to use the Product and its applications. Asicom shall not market or contract any third party for the purpose of marketing the Product.

                    13.1.2 Asicom declares that it is not aware that the technology applied in the Product or in the development pursuant to this agreement constitutes an infringement of any third party's patent right, copyright or trade secret.

                    13.1.3 Any patents in respect of the Product's development shall be for the benefit of Given Imaging Ltd.

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14.      KEY PERSONNEL

         The project managers shall be:

         A key person on behalf of Asicom for the purpose of this agreement's performance is Dr Aharon Onikovski, who shall devote the whole time required from him for the work relating to the project. His absence from the project for a period of more than 30 successive days during the development period, save for absences beyond Asicom's control, shall be deemed a breach of the agreement.

         Key personnel on behalf of Given Imaging Ltd: Dr. Arkadi Glukhovski.

15.      NOTICES

         It is agreed that any notice that is sent by one party to the other by registered mail in accordance with the addresses set out in the heading hereto shall be deemed to have been delivered within seven days of the date of posting.

16.      ARBITRATION

         Differences in any respect deriving from this agreement shall be referred for the decision of an arbitrator agreed between the parties. In the absence of agreement, an arbitrator shall be appointed by the President of the Israel Bar in Haifa.

         The parties' signature on this agreement shall be equivalent to the signature of an arbitration deed.

                       AS WITNESS THE HANDS OF THE PARTIES


----------------                                                ----------------
Given Imaging Ltd (the Customer)                                       Asicom

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                            ASICOM Technologies Ltd.

TO:           Gavriel Meron            FROM:       Yoav Shoham

              GIVEN Imaging Ltd.                   Asicom Technologies Ltd.

                                                   MATAM Industrial Park

                                                   Haifa 31905

                                                   Israel

Phone:        049599517                Email:      asicom@netvision.net.il

Fax Phone:    049592466                Phone:      972-4-8550449

                                       Fax Phone:  972-4-8550441

                                       Date:       3 December. 1998

REF:                                               Number of pages including
                                                   cover sheet: ___

SUBJECT: Quotation 980058 for development and supply of Transmitter/ Controller - ASIC


Dear Gabi:

After review of your electrical specifications (Version 1.2 from 24.9.98, we can offer to you the following budgetary quotation.

TECHNICAL DESCRIPTION

                    1.2 with the following exceptions:

Item 2.2.1.1 Transmitter requirements

         Frequency accuracy: will be defined on top of XTL performance

         Spurious levels: will be discussed and agreed with Dr. Aharon Unikovski

NRE

NRE PRODUCTS:

25 samples in ceramic package
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Evaluation Board for ASIC specification test.

Documented Block Diagram, and ASIC User Manual.

N.R.E. TIME TABLE (ESTIMATION OF WEEKS FROM CUSTOMER PO OR ASIC SPECIFICATIONS UP TO PIN DESCRIPTION LEVEL):

a) ASIC Block level design and simulation at high level models software (Cadence AHDL-Verilog) 10 weeks. DRI at the end of that step.

b) Schematic design of all the modeled blocks and verification of performance in modeled block environment: 22 weeks.

c)       _____________:  27 weeks

d) Masks DRC (Design Rule Check), LVS (Layout vs. Schematic Check) and ERC (Electrical Rule Check). 29 weeks. DR2 at the end of that step.

e) Prototypes batch at the FAB (production of 2 wafers with 2 backup wafers will be held before metal connection fabrication): 35 weeks.

f)       Testing (parametric) and packaging of 25 samples:  36 weeks.

g) Optional on separate P/O for 1 untested wafer (contain >1000 dies): 36 weeks.

h)       Documentation delivery to customer:  44 weeks

i)       Special effort will be done to deliver the prototypes after 34 weeks.


NRE

NRE cost: In case of prototypes deliver within 36 weeks from P/O * US$.

          In case of prototypes deliver after 36 weeks from P/O * US$.

NRE Payment Schedule:

1)       *        US$ at P/O

2)       *        US$ at DRI.

3)       *        US$ at DR2.

4)       *        US$ at prototypes delivery (+ * US$ in case of prototypes
         delivery within 36 weeks from P/O).



* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.
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5)       *        US$ at delivery of Documentation.

6) Optional for additional untested prototypes units on 1 wafer (is greater than 1000 dies) at cost of * US$

In case of spec. modifications that affect the design work period, the related
extra work period      wi__                  36                         4).



PRODUCTION

1) The price list base on assumption that the minimum accumulative production volume, for the first two years, will be at average level of
         * US$/year.

2) Production unit delivery period after prototypes confirmation: 14 16 weeks.

3) The production units will be at dies format (scribed wafers) and 100% DC tested.

4) Minimum shipment of 10% of the ordered quantity or 10,000 units whichever is higher.

5) supply Given with production units, then Given can buy the units at the same price from * via third neutral party that will be selected by Given.


PRODUCTION UNTIS PRICE LIST

Production unit price for 800,000 units at single P/O:  *   US$/Unit

Production unit price for 400,000 units at single P/O:  *   US$/Unit

Production unit price for 200,000 units at single P/O:  *   US$/Unit

Production unit price for 100,000 units at single P/O:  *  US$/Unit

Production unit price for 50,000 units at single P/O:   *  US$/Unit

Production unit price for 10,000 units at single P/O:   *  US$/Unit


ASICOM GENERAL TERMS AND CONDITIONS

1.       All prices do not include VAT.

2. All NRE payments will be paid at Israeli Shekels (IS) and subjected to the Israeli inflation rate. The $US-IS conversion rate will be according the representative rate at that quotation date (3 December, 1998).


* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

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3.       All payment will be deposit in ASICOM bank account 30 days from invoice date (including VAT).

4. The NRE quotation is valid for 60 days, the production unit price is valid for 6 months after prototypes confirmation.

5. Production units prices are FOB (Frankfurt) prices. Payments from production units will be deposit at US$ currency. Separate invoice will be issued to customer every quarter to cover insurance and transportation cost from Frankfurt to customer selected location.

6. Asicom will not transfer customer circuits, ideas, units or samples to any third party unless permitted by customer.

7. In case of spec modification, with impact on unit price, design work, simulation software, masks set, prototypes batch, prototypes packaging and Asicom test equipment parties will renegotiate the contract.

8. The interconnection of the ASIC cells will be customer property and the cells themselves will remain Asicom property.

9.       All masks, testing software and hardware will be Asicom property.

10. Prototype approval will perform at stand alone evaluation test board with standard test equipment against agreed upon spec.

11. Selling of systems that include prototypes or production units by customer, will be deem as prototypes approval for any payment that subjected to prototypes approval.

12. The Buyer may reject all Production units delivered under this agreement within ninety (90) days after arrival to the nominated place of Delivery if they do not conform to the Prototypes specifications. If not rejected within such ninety (90) days, they shall be deemed to have been accepted.

13. Each customer purchase order (P/O) shall be subject to the terms and conditions of this Quotation. In case of a conflict the between P/O and the Quotation, the Quotation shall override the P/O and /or its annexes. Each P/O together with the Seller's acknow-ledgment thereof shall constitute an individual ____ between the Seller and Buyer.

14. In no event shall Seller be liable for indirect, special, incidential, or consequential damages due to any warranty in this quotation, patent indemnity, or any other cause whatsoever. No suit or action shall be brought against Seller more than one (1) year after the related cause of action has occurred. In no event ________ the accrued total liability of Seller from any claim, lawsuit, warranty, or indemnity related to this Agreement exceed the aggregate sum paid to Seller by Buyer under this Quotation.

15. Custom Products sold by Seller are not designed for use in life support equipment or equipment where malfunction of such Custom Products can reasonably be expected to


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         result in personal injury of death. Buyer uses or sells such Custom
         Product for use in life support equipment at Buyer's own risk and agrees to fully indemnify Seller from any all damages resulting from such use or sale.

16. If customer will decide to stop the project, the accumulative payments until that point will not ________ returned Asicom.





Best Regards,

Yoav Shoham, G. Manager - Asicom Tec. Ltd.

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                     Given Transmitter ASIC - Specification
                                  (Version 1.1)


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1.     Introduction

This document specifies a wireless transmitter ASIC to be developed. The specification will contain all the required information to enable the design and production of a mixed signal ASIC for the transmitter.

1.1.     Functional description

The transmitter accepts data from the Imager, modulates the data and then amplifies the modulated signal. After amplification, the signal is passed to the ASIC RF port.

         *

1.2.     Definitions

The following definitions apply to this spec:

         *


* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

1.2.1.   Transmitter MODEs general description

                         *







1.3.     General Requirements

Low power consumption (ON, DEAD and STBY modes).
Small dimensions.
High transmitter efficiency.
Transmission only
Very low power consumption at SLEEP mode
Frequency band:  400 - 433 MHz (preliminary)
Minimum additional discrete components



* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

1.4.     Transmitter/Controller block diagram

         *




* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

2.       System Specification

2.1.     Functional Requirements

         o        Encoding Modulation and Transmission of data.
         o        Internal and external (subsystems) control
         o        Providing internal and external timing as required.
         o        Providing test functions.

2.2.     Electrical Specification

2.2.1    Radio Sub-unit Requirements

2.2.1.1  Transmitter Requirements

         o        Power output (minimum):  *
         o        Output Impedance:  TBD
         o        Modulation:  MSK modulation index  *
         o        Channel bit rate:  CLK or CLK/2
         o        Frequency accuracy:  100 ppm (in one year time)
         o        PLL settling time to 10 KHz:  *
         o        Spurious levels:  20 dBc (Design goal)

2.2.1.2    Analog electrical interfaces

         o RF port: Differential (2 lines), levels TBD (will be defined after performing computer simulation, during the ASIC design).
         o Crystal interface - Differential (2 lines), according to crystal specification
         o Loop filter: interface - 2 lines. Preference for internal loop filter
         o        Resonator inductor - 2 lines
         o DEAD mode Timer - analog input (resistor) for selecting transition time between ON and DEAD modes

2.2.2.   Baseband (and Controller) Sub-unit Requirements

         o        Generate System Clock
                  - Crystal frequency:  TBD
                  - Crystal accuracy:  100 ppm
         o        Output CLK frequency:
         o        Generate external system timing
         o        Generate internal timing and mode control
         o        Provide timer for 80 Hours, Resolution 10ms




* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

2.2.2.1.   Digital Interfaces

           *







2.2.3.     Control Requirements

2.2.3.1.   Internal control definition

           *





           The internal control is composed of a main state machine running in 1 second cycle. There are two operational MODEs - transmission in ON mode where data from other subsystems should be transmitted and transmission in DEAD mode where a very short internally produced signal is transmitted as a beacon (other sub systems are not activated).




* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

2.2.3.2.  Internal control state diagram

          *



* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

2.2.3.1.2.      ON mode Transmission process state diagram

                *









* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

2.2.3.3.        ON MODE Timing diagram

                *











* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

2.2.3.4.        DEAD mode process state diagram

                *



























         The following parameters will be defined:

*










* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.

3.       Power supply requirements

         Supply voltage:

         Maximum power consumption:

                           *






4.       Mechanical Requirements

4.1.     ASIC Required Dimensions

The dye dimensions should be bound by 3mm x 3mm x 0.8mm.

5.       Environmental Requirements.

         o        Operating Temperature:  30 to 45 (C)
         o        Storage temperature:  --20 to 60 (C)
         o        Burn in temperature:  TBD

6.       Reliability

         TBD

7.       Test Requirements

         The following tests are to be performed as a minimum, during the final state of development and during production.

         o        Acceptance tests:

                  These tests intend to prove system functionality from the aspect of interface behavior, mechanical structure and power requirements (comparing to all spec. requirements).

         o        Type Approval:

         o        Production tests:
                  TBD






* Omitted pursuant to a confidential treatment request. The confidential information has been filed separately with the SEC.